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                                                                                                         --------------------------
 FORM 3                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
                                                    WASHINGTON, D.C. 20549                               OMB Number  3235-0104
                                                                                                         Expires: December 31, 2001
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name AND Ticker or Trading Symbol
   Person*                             |     quiring Statement   |     Tri-State 1st Bank, Inc. (TSEO)
Lang          Charles           B.     |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |        03/26/01         |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
R.D. #1 Box 255                        |  3. IRS Identification  | _X_ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     Number of Reporting | _X_ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     Person if an entity |     (give title         (specify |    Form filed by:
                                       |     (Voluntary)         |      below              below)   | _X_ One Reporting Person
                                       |                         |          President               | ___ More than One Reporting
Chester           WV           26034   |                         |      ------------------------    |     Person
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(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
Common Stock, No par value             |            5,742                |      Direct          |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
Common Stock, No par value             |           11,968                |     Indirect         | Trustee of Charles B. Lang Trust
---------------------------------------|---------------------------------|----------------------|-----------------------------------
Common Stock, No par value             |           35,150                |     Indirect         | Co-trustee of Francis
                                       |                                 |                      | H. Lang Trust
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

                                              (Print or Type Responses)                                              SEC 1474 (8-92)
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FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Date Exer-       | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of
  (Instr. 4)                   |   cisable and      |   Underlying Derivative Security |  sion or  |    ship     |    Indirect
                               |   Expiration       |   (Instr. 4)                     |  Exercise |    Form of  |    Beneficial
                               |   Date             |                                  |  Price of |    Deriv-   |    Ownership
                               |   (Month/Day/      |                                  |  Deriv-   |    ative    |    (Instr. 5)
                               |   Year)            |                                  |  ative    |    Security:|
                               |--------------------|----------------------------------|  Security |    Direct   |
                               |Date     | Expir-   |                         | Amount |           |    (D) or   |
                               |Exer-    | ation    |         Title           | or     |           |    Indirect |
                               |cisable  | Date     |                         | Number |           |    (I)      |
                               |         |          |                         | of     |           |  (Instr. 5) |
                               |         |          |                         | Shares |           |             |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
Employee Stock Option          |08/24/00 | 08/23/10 | Common Stock            | 2,700  |  $28.00   |    Direct   |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
Employee Stock Option          |08/25/99 | 08/24/09 | Common Stock            | 2,750  |  $26.40   |    Direct   |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
Employee Stock Option          |08/20/98 | 08/19/03 | Common Stock            | 4,000  |  $22.40   |    Direct   |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
Employee Stock Option          |08/14/97 | 08/13/02 | Common Stock            | 5,500  |  $15.27   |    Direct   |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
                               |         |          |                         |        |           |             |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
                               |         |          |                         |        |           |             |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
                               |         |          |                         |        |           |             |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
                               |         |          |                         |        |           |             |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
                               |         |          |                         |        |           |             |
-------------------------------|---------|----------|-------------------------|--------|-----------|-------------|------------------
                               |         |          |                         |        |           |             |
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Explanation of Responses:

                                                                          /s/ Charles B. Lang                      March 26, 2001
                                                                      ------------------------------------        -----------------
                                                                          Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).**

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.



                                                                                                       SEC 1474 (8-92)
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